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                                                                     EXHIBIT 5.1

                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                             Facsimile:  (617) 227-4420

                               February 17, 1998

Galileo Corporation
P.O. Box 550, Galileo Park
Sturbridge, Massachusetts 01566

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Galileo Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 1,154,258 shares (the "Shares") of the Company's Common Stock, $.01 par value, offered for resale by certain stockholders of the Company named therein.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                                            Very truly yours,

                                            /s/ Palmer & Dodge LLP